Exhibit 99.1

                                  NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE
                                                                   June 22, 2005
IPIX corporation
                                                             IPIX Media Contact:
                                                                 Susan Diegelman
                                                                  (703) 287-7816
                                                       sdiegelman@sheahedges.com

                   IPIX RAISES $10 MILLION IN PRIVATE OFFERING

              Funding To Support Growth In Immersive Imaging Market


VIENNA, Va. - June 22, 2005 - IPIX Corporation (Nasdaq: IPIX) announced today that it has successfully completed a private placement of common stock, additional investment right and warrant units to a group of existing and new institutional investors. Olympus Securities, LLC acted as placement agent in the transaction.

Each unit was comprised of one (1) share of common stock, an additional investment right to purchase 0.06 of a share of common stock and a warrant to purchase 0.44 of a share of common stock. The issue price for each unit was $2.41, the exercise price for each additional investment right is $2.41 per share and the exercise price for each warrant is $3.11 per share. The warrants may not be exercised until six (6) months after issuance. The offering generated total gross proceeds of $10 million. All proceeds from the financing will be used to grow IPIX's sales and marketing efforts.

"We have expended a great deal of intellectual capital to develop what we believe to be premier immersive imaging technologies," says IPIX president and CEO Clara Conti. "This funding allows us to bolster our sales and marketing efforts in order to capture a greater share of the surveillance and visual intelligence markets."



About IPIX Corporation
IPIX Corporation (IPIX) is a premium provider of immersive imaging products for government and commercial applications. We combine experience, patented technology and strategic partnerships to deliver visual intelligence solutions worldwide. Our immersive, 360-degree imaging technology has been used to create high-resolution digital still photography and video products for surveillance, visual documentation and forensic analysis. www.ipix.com

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